Exhibit 10.76

Chugach-Cook Inlet Energy Gas Sale and Purchase Agreement	FINAL

GAS SALE AND PURCHASE AGREEMENT

BETWEEN

COOK INLET ENERGY, LLC

AND

CHUGACH ELECTRIC ASSOCIATION, INC.

Chugach-Cook Inlet Energy Gas Sale and Purchase Agreement	FINAL

GAS SALE AND PURCHASE AGREEMENT

Chugach-Cook Inlet Energy Gas Sale and Purchase Agreement	FINAL

GAS SALE AND PURCHASE AGREEMENT

This GAS SALE AND PURCHASE AGREEMENT (“Agreement”) dated as of September 30, 2013 (“Effective Date”), is entered into by and between Cook Inlet Energy, LLC (“Seller”) and Chugach Electric Association, Inc. (“Buyer”). Seller and Buyer may be referred to, collectively, as “Parties” and each, individually, as a “Party”.

RECITALS

A.	Seller owns, controls, or has the right to dispose of certain volumes of Natural Gas produced from lands located in the Cook Inlet region of Alaska;

B.	Buyer may desire to purchase such Natural Gas; and

C.	The Parties wish to provide the terms and conditions for the sale and purchase of such Natural Gas.

AGREEMENT

1.	DEFINITIONS

1.1	The following definitions apply to this Agreement:

“ADNR” is defined in Section 10.1.

“Agreement” is defined in the first paragraph hereof.

“Annual Commitment” is defined in Section 2.1(A).

“Base Gas” is defined in Section 2.3(A).

“Beluga Delivery Point” is defined in Section 2.6.

“Business Day” means any Day except a Saturday, Sunday, or a Federal Reserve Bank holiday. A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time for the relevant Party’s principal place of business.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Shortfall Quantity” means the volume of Firm Gas that Buyer is required to take and pay for on a given Day less the volume of Gas that Buyer actually takes and purchases from Seller on such Day.

“CINGSA” means the Cook Inlet Natural Gas Storage Alaska, LLC, storage facility.

“CINGSA Delivery Point” is defined in Section 2.6.

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“Claim” means any claim, liability, loss, demand, damages, lien, cause of action of any kind, obligation, costs, royalty, fees, assessments, penalties, fines, judgment, interest and award (including recoverable legal counsel fees and costs of litigation of the party asserting the Claim), whether arising by law, contract, tort, voluntary settlement or otherwise.

“Cover Standard” means that if there is an unexcused failure to deliver or to receive any quantity of Gas that is to be sold and purchased hereunder on a Firm basis, then the non-failing Party shall use commercially reasonable efforts to: (A) if Buyer is the non-failing Party, obtain Gas from a third party (or an alternate fuel, or alternate electricity, in either case as elected by Buyer when replacement Gas is not available), or (B) if Seller is the non-failing Party, sell Gas to a third party, in either case, at a price reasonable for the delivery or production area, as applicable, consistent with: (i) the amount of notice provided by the non-performing Party; (2) the immediacy of the Buyer’s Gas consumption needs or Seller’s Gas sales requirements, as applicable; (3) the quantities involved; and (4) the anticipated length of failure by the non-performing Party.

“Contract Year” means: (A) for the initial “Contract Year,” a nine (9) month period beginning at 00:00 on April 1, 2014 and ending at 23:59 on December 31, 2014; and (B) otherwise, a twelve (12) month period beginning at 00:00 on January 1 of a calendar year and ending at 23:59 on December 31 of the same calendar year.

“Day” means a 24-hour calendar day.

“Daily Rate” means the estimated average daily rate (in MMcfpd) of Gas deliveries, which may be expressed as a range with respect to a Contract Year but shall be expressed as a single rate with respect to each Day on which Gas deliveries are scheduled hereunder.

“Delivery Point” is defined in Section 2.6.

“Dispute” means any dispute or controversy arising out of this Agreement including a Claim under this Agreement and any dispute or controversy regarding the existence, construction, validity, interpretation, enforceability, or breach of this Agreement.

“Effective Date” is defined in the first paragraph of this Agreement.

“ENSTAR/APC Delivery Point” is defined in Section 2.6.

“Extension Term” is defined in Section 4.2.

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“Field Operations Gas” means Gas that Seller determines, in its reasonable discretion, is necessary for Seller’s use for its field operations and maintenance, gas dehydration, gas treatment and similar field uses.

“Final RCA Approval” is defined in Section 4.3.

“Firm” means that a Party may interrupt its delivery or receipt of Gas, as applicable, without liability to the other Party only to the extent that such performance is prevented by an event of Force Majeure or is otherwise explicitly excused hereunder.

“Force Majeure” is defined in Section 9.2.

“Gas” or “Natural Gas” means any mixture of hydrocarbons or of hydrocarbons and non-combustible gases, in a gaseous state consisting primarily of methane and meeting the quality specifications of Section 5.2.

“Gas Sales Price” means the price per Mcf for Gas delivered during a Contract Year, as set forth in Section 6.1.

“Interrupt”, “Interruptible”, or “Interruption” means, in the case of Seller’s obligations, Seller’s reduction or cessation of the delivery of Gas when Seller in its sole discretion elects to reduce or cease deliveries for any reason and, in the case of Buyer’s obligations, Buyer’s reduction or cessation of the receipt of Gas when Buyer in its sole discretion elects to reduce or cease receipt for any reason.

“Mcf,” “MMcf” and “Bcf” mean thousand standard cubic feet, million standard cubic feet, and billion standard cubic feet, respectively. Standard conditions will be at 14.65 psia pressure, and 60 degrees Fahrenheit temperature.

“MMcfpd” means million standard cubic feet per Day.

“Month” means a period beginning at 12:00:00 a.m., Anchorage time, on the first Day of a calendar month and ending at 11:59:59 p.m., Anchorage time, on the last Day of the same calendar month.

“Operational Notice” means a notice given as provided in Section 2.8 and Section 15.2.

“Party” and “Parties” are defined in the first paragraph of this Agreement.

“Production Taxes” has the meaning defined and set by AS 43.55.011, as amended, replaced, or supplemented from time to time after the date hereof.

“Seller” is defined in the first paragraph of this Agreement.

“Seller Shortfall Quantity” means the volume of Firm Gas that Seller is required to deliver and sell to Buyer on a given Day less the volume that Seller actually delivers and sells to Buyer on such Day.

Chugach-Cook Inlet Energy Gas Sale and Purchase Agreement	FINAL

“Seller’s Other Obligations” is defined in Section 9.5.

“Swing Gas” is defined in Section 2.3(B).

“Term” is defined in Section 4.1.

2.	GAS SALES AND PURCHASES

2.1	Annual Commitments. Buyer and Seller will meet to discuss annual commitments for the sale and purchase of Gas on or before September 1 of each year during the Term and agree on or before September 15 of each year during the Term on the sale and purchase of Gas between the Parties for the next Contract Year, such commitments to be determined as follows:

(A)	Either Party may in its sole discretion offer to sell or purchase (as applicable) an annual volume of Gas during such Contract Year, as well as the maximum and minimum Daily Rates at which such volume shall be sold and delivered on a Firm basis (“Annual Commitment”);

(B)	The Parties may agree to different start dates for the commencement of Gas sales for each Contract Year of the Term;

(C)	The Annual Commitment may include both Base Gas and Swing Gas, as may be mutually agreed by the Parties;

(D)	For the avoidance of doubt, in the event that the Parties cannot reach mutual agreement on the Annual Commitment or the Daily Rates at which such volume shall be sold and delivered, then neither Party shall be obligated to deliver and sell or receive and buy (as applicable) any Gas on a Firm basis, but the Parties may nonetheless agree to the sale and purchase of Gas on an Interruptible basis; and

(E)	Annual Commitments and Interruptible sales and purchases of gas shall be made on the terms herein and confirmed in writing using the Transaction Confirmation attached hereto as Exhibit A.

2.2	Contract Years. Subject to the other provisions of this Agreement, the Contract Years during which Seller may deliver and sell Gas to Buyer and Buyer may receive and purchase Gas from Seller are for the calendar year except the initial year is April 1, 2014 through December 31, 2014.

2.3	Base Gas and Swing Gas.

(A)	“Base Gas” includes, without limitation: (1) all Gas sold and purchased hereunder on a Firm basis at an agreed Delivery Rate; (2) all Gas sold and purchased hereunder on an Interruptible basis; and (3) such other Gas as the Parties may mutually agree in writing.

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(B)	“Swing Gas” means Gas to be sold and purchased hereunder on a Firm basis at a Delivery Rate in excess of the Delivery Rate applicable to Base Gas, pursuant to Buyer’s explicit nomination of such Gas for delivery at such a Delivery Rate. For the avoidance of doubt, Buyer shall not be obligated to accept and purchase Swing Gas except as expressly set forth as a Swing Gas purchase in Buyer’s nominations and schedules provided to Seller hereunder.

2.4	Daily Nomination of Deliveries. Buyer will nominate to Seller by email, by 4:00 PM each Day, a volume of Gas within the Daily Rate range agreed to for the then-applicable Annual Commitment that Buyer desires to receive and purchase from Seller on the next Day. Without limiting the foregoing, Buyer and Seller will work together on a continuous basis, as necessary, to schedule deliveries and receipt of Gas. If Buyer and Seller do not intend to change the Daily Rate, Seller must send an email to Buyer and Buyer must reply confirming such by 4:00 PM each Day and no additional confirmation that the Daily Rate will continue to be applicable is needed.

2.5	Rate Variations. Unless otherwise agreed in an Operational Notice, daily delivery of the Gas volumes nominated in accordance with Section 2.4 shall be delivered at continuous uniform rate during the Day. Changes to the Delivery Rate of Interruptible Gas volumes to be delivered on a particular Day as specified in an Operational Notice agreed to by the Parties requires twenty-four (24) hours prior notice to Buyer.

2.6	Transportation. Seller is solely responsible for arranging the logistics of transporting Gas to meter 415B (“CINGSA Delivery Point”), to meter 8106 (“GIGGS Delivery Point”), and to delivery points mutually agreed to (collectively with the CINGSA Delivery Point and the CIGGS Delivery Point, the “Delivery Points”). Buyer is solely responsible for arranging the logistics of transporting Gas from the CIGGS Delivery Point.

2.7	Interruptible Sales. For the avoidance of doubt, the Parties may agree to any volume of Gas sales and purchases to be made on an Interruptible basis during the Term of this Agreement, and all such sales and purchases shall be made pursuant to the applicable terms of this Agreement, unless otherwise agreed in writing by the Parties.

2.8

Operational Notices and Documentation. Actions under Sections 2.4, 2.5, and 2.6 will be made or confirmed through Operational Notices. The Parties will document the commencement and termination of all sales and purchases of Gas, and any modifications of the rates of flow within a reasonable time after the applicable Operational Notice. The transactional summaries will be tabulated by Seller in a spreadsheet that will be provided to Buyer periodically or in response

Chugach-Cook Inlet Energy Gas Sale and Purchase Agreement	FINAL

to a request and will contain at least the following information in relation to each such transaction: (A) the total volume of sales and purchases of Gas, (B) the applicable rate(s) of Gas delivery, (C) the applicable Delivery Point(s), (D) the applicable Gas Sales Price, and (E) the total amount due.

3.	DELIVERY POINT; TITLE; LIABILITY AND RISK OF LOSS

3.1	Unless otherwise mutually agreed in an Operational Notice, Gas delivered under this Agreement shall be delivered, at Buyer’s election, to one or more Delivery Points.

3.2	Title to all Gas delivered under this Agreement will pass from Seller to Buyer upon the delivery of such Gas by Seller to Buyer at the applicable Delivery Point(s).

3.3	Subject to the other provisions of this Agreement, including (without limitation) Article 10, all cost, liability and risk associated with the Gas will be with Seller prior to and at delivery by Seller to the applicable Delivery Point(s), and with Buyer after delivery by Seller to the applicable Delivery Point(s).

4.	EFFECTIVE DATE AND TERM

4.1	Effective Date. Section 14.6 and Articles 4, 8, 9, 13, 15, 16, 17 and 18 of this Agreement are effective as of the Effective Date. The other provisions of this Agreement shall be effective as of the date that Final RCA Approval is obtained. The term of the Agreement, unless earlier terminated under Section 4.3 or Article 8, begins on the Effective Date and terminates on March 31, 2018 (the “Term”).

4.2	Extension Term. The Term of this Agreement may be extended by mutual agreement for an additional five (5) years (“Extension Term”) during the Term of the Agreement.

4.3	Early Termination. Notwithstanding Section 4.1 to the contrary, the following events shall be conditions precedent to any alleged or actual obligation of Buyer to purchase Gas hereunder:

(A)	that this Agreement be presented to and receive the approval of the Board of Directors of Buyer, as determined by Buyer in its sole discretion. Buyer intends to achieve such approval by September 18, 2013; and

(B)

that this Agreement be filed with the Regulatory Commission of Alaska (“RCA”) pursuant to 3 AAC § 52.470(e) and that, as directed by the RCA or otherwise determined by Buyer in its sole discretion, any and all necessary regulatory approvals have been obtained. With respect to the RCA, such regulatory approval means a final order of the RCA, not subject to further reconsideration by the RCA or appeal by any third party, without condition(s) or modification(s) unacceptable to either Party or

Chugach-Cook Inlet Energy Gas Sale and Purchase Agreement	FINAL

both Parties, such unacceptability to be determined in each such Party’s sole discretion (“Final RCA Approval”). If Final RCA Approval is not obtained, or if Final RCA Approval is denied (including by imposition of condition(s) or modification(s) unacceptable to either Party or both Parties), then this Agreement may be terminated by either Party, effective on notice to the other Party. Buyer intends to file the Agreement with the RCA by September 30, 2013, and to achieve Final RCA Approval by March 31, 2014.

4.4	Survival. Notwithstanding anything to the contrary herein, all provisions of this Agreement relating to accrued payment obligations, indemnification, limitation of liability, and dispute resolution, including, without limitation, Sections 3.2, 3.3, 4.3(B), and 14.6 and Articles 1, 8, 9, 10, 11, 12, 13, 15, 16, 17 and 18 will survive any expiration or termination of this Agreement.

5.	MEASUREMENT; QUALITY

5.1	The American Gas Association (AGA) measurement standards in effect on the date of delivery will apply to all Gas delivered under this Agreement.

5.2	Seller warrants all Gas delivered to the applicable Delivery Point(s) will be of a pressure, condition and quality to meet the standard requirements of the receiving pipeline system.

6.	GAS SALES PRICE; OTHER COSTS

6.1	Gas Sales Price. Buyer will pay Seller the applicable “Gas Sales Price” for each Mcf of Gas delivered by Seller to Buyer, all in accordance with Article 7. The applicable Gas Sales Price for Base Gas and Swing Gas, respectively, during each Contract Year are as follows. Contract Years 6 through 10 apply to the Extension Term.

Contact Year	Base Gas Price ($/Mcf)	Swing Gas Price ($/Mcf)
1	$6.12	$7.65
2	$6.24	$7.80
3	$6.37	$7.96
4	$6.49	$8.12
5	$6.62	$8.28
6	$6.76	$8.45
7	$6.89	$8.62
8	$7.03	$8.79
9	$7.17	$8.96
10	$7.31	$9.14

Buyer shall pay the applicable Base Gas Price for all Base Gas and the applicable Swing Gas Price for all Swing Gas (if any).

Chugach-Cook Inlet Energy Gas Sale and Purchase Agreement	FINAL

6.2	Production Costs. Seller is responsible for all Gas processing and treatment expenses to meet the quality requirements of Section 5.2, all royalties payable on the production of Gas, and all taxes assessed in relation to all Gas hereunder (including, without limitation, severance, production and similar taxes) prior to and at its delivery to Buyer at the applicable Delivery Point(s).

6.3	Transportation Costs. Seller shall be solely responsible for all gas transportation costs, including (without limitation) pipeline tariff(s), whether incurred by Seller or Buyer: (A) to transport gas to the Delivery Points; and (B) to transport gas received at the CIGGS Delivery Point and transported by Buyer to the 8101/8102 meter sets.

6.4	Post-Delivery Costs. Except as set forth in Section 6.3, Buyer is responsible for all transportation costs and taxes related to Gas after its delivery to Buyer at the applicable Delivery Point.

7.	INVOICING AND PAYMENT

7.1	Invoicing. Seller will provide to Buyer, on or before the fifth (5th) Business Day of each Month, a statement showing the total volume of Gas that Seller’s records reflect was actually delivered and sold to Buyer hereunder during the preceding Month. Buyer may request adjustments to such statement based on its records of Gas actually received from Seller during the preceding Month, and the Parties shall work in good faith to determine the actual amount of Gas delivered and received. By the fifteenth (15th) Business Day of each Month in which an invoice is to be delivered, Seller will deliver to Buyer an invoice showing the total agreed volume of Gas actually delivered, the applicable Gas Sales Price, the total amount due for such Gas delivered and sold, and any corrections for the Months prior to such Month.

7.2	Payment. Buyer will make payment on or before the twenty-fifth (25th) Business Day of the Month in which the invoice was presented. Payment will be by Automated Clearing House (“ACH”) transfer to the account of Seller set out below:

Bank Name: First National Bank of Alaska

Bank ABA # 125200060

Account Name: Cook Inlet Energy

Account Number: 30830376

7.3	Buyer may dispute an invoice by delivering a notice to Seller that reasonably sets forth the basis of the dispute, the amount in dispute and reasonable documentation supporting Buyer’s position. Buyer will pay all undisputed amounts on or before the twenty-fifth (25th) Business Day of the Month in which the invoice was presented. Buyer may, without prejudice to any claim or right, pay any disputed amount.

Chugach-Cook Inlet Energy Gas Sale and Purchase Agreement	FINAL

7.4	Interest. Any undisputed amount not paid when due will accrue interest daily at a rate of interest that is the lower of: (A) two (2) percentage points more than the Wall Street Journal prime rate applicable at the due date for payment; or (B) the maximum interest rate permitted by applicable law.

7.5	Audit. Each Party to this Agreement, at its sole expense, will have the right to audit the books and records of the other Party relating to performance of this Agreement. All audits will be conducted in accordance with professional auditing standards and during normal business hours. The audited Party will fully cooperate with the auditing Party to accomplish the audit as expeditiously as possible. All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under- or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two years after the Month of Gas delivery. All retroactive adjustments to previous billings shall be paid in full by the Party owing payment within thirty (30) Days of notice from the other Party and substantiation of such adjustments.

8.	TERMINATION

8.1	The Parties agree this Agreement is a forward contract within the meaning of and for the purposes of the United States Bankruptcy Code, as amended. Further each Party represents to the other Party that it is a forward contract merchant as such term is defined in and for the purposes of the Bankruptcy Code, as amended. If (a) a Party becomes the subject of bankruptcy or other insolvency proceedings, or proceedings for the appointment of a receiver, trustee, or similar official, (b) a Party becomes generally unable to pay its debts as they become due, or (c) a Party makes a general assignment for the benefit of creditors, the other Party to this Agreement may suspend its performance hereunder and/or terminate this Agreement effective on notice to the other Party.

8.2	In the event that: (a) either Party defaults in its undisputed payment obligations, or (b) either Party defaults in its performance of any other material obligation hereunder; and (i) in the case of a default under Section 8.2(a), the non-defaulting Party has given notice to the defaulting Party of such default and the defaulting Party has not cured such default within thirty (30) Days from the date it receives the notice to cure such default, or (ii) in the case of a default under Section 8.2(b), the non-defaulting Party has given notice to the defaulting Party specifying the default and the defaulting Party has not cured such default within sixty (60) Days from the date it receives the notice to cure such default, then the non-defaulting Party has the right to withhold or suspend deliveries or payment, or terminate this Agreement, each in the sole discretion of the non-defaulting Party, effective on notice to the other Party.

Chugach-Cook Inlet Energy Gas Sale and Purchase Agreement	FINAL

9.	FORCE MAJEURE; FIELD OPERATIONS GAS; PRIORITY OBLIGATION

9.1	In the event a Party is rendered unable wholly or in part by Force Majeure to carry out its obligations under this Agreement, the obligations of such Party, insofar as fulfillment of the obligation is affected by such Force Majeure, will be suspended during the continuance of any inability so caused, but for no longer period, and such affected Party shall use commercially reasonable efforts to remedy such Force Majeure, to minimize the impact of the Force Majeure on the non-affected Party, and to resume its performance of the affected obligations as soon as is reasonably possible. In the event that either Party is affected by a Force Majeure that entirely prevents the affected Party’s performance for more than three-hundred sixty-five (365) consecutive Days, the non-affected Party may terminate this Agreement, in the sole discretion of the non-affected Party, effective on notice to the affected Party.

9.2	The term “Force Majeure,” as used herein, means acts of God, natural disasters and catastrophes (including, without limitation, fire, lightning, landslide, earthquake, volcano activity, storm, hurricane, hurricane warning, flood, high water, or explosion); acts of the public enemy, war, strikes, lockouts or industrial disputes or disturbances, civil disturbances; breakage or accident to machinery or lines of pipes, partial or total failure, curtailment or unavailability of a Gas well, a Gas storage facility (including, without limitation, CINGSA) or any facilities for the transmission of electricity; acts or omissions of public bodies or officers acting under claims of authority; or any other cause, whether or not similar to the foregoing, that is beyond the reasonable control of the Party rendered unable to perform in whole or part, could not have been prevented by the affected Party with reasonable foresight, at reasonable cost, and by the exercise of reasonable diligence in good faith, and is not attributable to the negligence or willful misconduct of the affected Party. Settlement of strikes, lockouts, or other labor disputes will be entirely within the discretion of the Party having the difficulty and the above requirements that any Force Majeure event must be remedied with all reasonable dispatch do not require the Party experiencing strikes, lockouts, or other labor disputes to accede to any demand of opposing persons when such course is inadvisable in the sole discretion of that Party.

9.3	A Party experiencing a Force Majeure event shall provide Operational Notice of the Force Majeure event as soon as reasonably possible after becoming aware of the occurrence of such event. The Operational Notice must include a description of the nature of the event, and an estimate of its extent and duration. The Party experiencing the Force Majeure event shall update any affected other Parties on a reasonably frequent basis as to the affected Party’s progress in resolving the Force Majeure event.

9.4	Notwithstanding the other provisions of this Agreement, Seller may cease or curtail deliveries of Gas under this Agreement to ensure a sufficient supply of Field Operations Gas, and the Parties shall be relieved of all obligations to each other solely with respect to such Field Operations Gas.

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9.5	Without limiting any other provision of this Agreement, if at any time Seller determines in good faith that Seller’s Gas production is, due solely to an event of Force Majeure directly affecting Seller, insufficient to permit Seller to both: (A) make available to Buyer the applicable Annual Commitment (or any portion thereof); and (B) meet its obligations to other purchasers of Gas required to be offered by Seller pursuant to binding contractual obligations entered into by Seller (“Seller’s Other Obligations”), then Seller shall reduce deliveries of Gas under Seller’s Other Obligations, including reducing such deliveries to zero, to the extent necessary for Seller to deliver the applicable Annual Commitment (or any portion thereof) hereunder.

10.	ROYALTIES AND TAXES

10.1	Seller shall be responsible for the payment of all royalties, and any fees, penalties and assessments attributable to the royalties, on Gas delivered under this Agreement, provided that the Alaska Department of Natural Resources (“ADNR”) agrees that the price paid under this Agreement is the value of the State of Alaska’s royalty share of productions under AS 38.05.180(aa) (with the exception of production covered by a royalty settlement agreement). The Parties shall work together to obtain acceptance by the ADNR of the price paid under this Agreement as the value of the State of Alaska’s royalty share of production under AS 38.05.180(aa) (with the exception of production covered by a royalty settlement agreement). If the Parties are not successful in obtaining such acceptance (with the exception of production covered by a royalty settlement agreement), Buyer shall reimburse Seller for any royalties which exceed the royalties that would be payable if the price paid under this Agreement were equal to the State of Alaska’s royalty share of such production.

10.2	General Allocation. Seller shall pay all taxes, fees, penalties, and assessments (including Production Taxes) attributable to Gas or any other activity or facility prior to the Delivery Points. Buyer shall pay all taxes, fees, penalties, and assessments attributable to Gas or any other activity or facility at or after the Delivery Points.

10.3	New Production Taxes. Notwithstanding anything in Section 10.2 to the contrary, Buyer shall reimburse Seller for any Production Taxes or other new taxes attributable to the operations and transactions contemplated by this Agreement in excess of $0.25 per Mcf of Gas.

11.	WARRANTY OF TITLE; OWNERSHIP AND DISPOSITION OF GAS

11.1	Seller warrants good title to all Gas delivered to Buyer hereunder at the Delivery Point(s) and Seller’s right to deliver the same, and agrees to hold Buyer harmless from, and indemnify it against, any and all loss, damage, cost, or liability of whatsoever kind arising out of Claims of third persons with respect to the title to such Gas, including costs, expenses, and reasonable attorneys’ fees incurred by Buyer in defending against any such Claims.

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11.2	Without limiting any right of Buyer hereunder or pursuant to applicable law, for the avoidance of doubt, Buyer shall have all rights accruing to the owner of Gas purchased under this Agreement including, without limitation, all rights to resell, store, exchange, and use such Gas, for combustion to make energy sales to any person or otherwise, all as determined in Buyer’s sole and absolute discretion.

12.	NO PUBLIC UTILITY

Seller is not a public utility and nothing contained herein will be deemed as a dedication to the public of the Gas, or any land, wells, pipelines or other facilities, or any part thereof.

13.	INDEMNIFICATION

13.1	Seller agrees to indemnify and defend Buyer and save it harmless from all Claims, from any and all persons, arising from or out of claims of title, personal injury (including death) or property damage from Gas delivered under this Agreement occurring prior to delivery at the Delivery Point, or other charges for which Seller is responsible under Sections 6.2 or 6.3 or that otherwise attach before title to such Gas passes to Buyer at the Delivery Point(s), subject to the provisions of Article 10. Buyer agrees to indemnify and defend Seller and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding personal injury (including death) or property damage from Gas delivered under this Agreement occurring after delivery at the Delivery Point, or other charges for which Buyer is responsible under Section 6.4 which attach after title passes to Buyer.

13.2	Without limiting Section 13.1, as between Seller and Buyer, Seller will be liable for all Claims that arise from the failure of Gas delivered by Seller to Buyer hereunder to meet the quality requirements of Section 5.2.

14.	COVER DAMAGES; EXCUSED FAILURES; LIMITATION OF LIABILITY

14.1	Except as set forth in Section 13.2, Buyer’s sole remedy for Seller’s failure to deliver Gas that Seller is obligated to deliver under this Agreement is that Seller shall pay to Buyer: (A) all costs actually incurred by Buyer, utilizing the Cover Standard, to purchase and transport the amount of Gas (or, if Gas is not reasonably available, to produce and transmit and/or receive an equivalent amount of electric power) necessary to cover the Seller Shortfall Quantity; minus (B) the cost that would have been incurred by Buyer if Buyer had purchased such Gas (or Gas equivalent) under this Agreement.

14.2

Notwithstanding anything in Section 14.1 to the contrary, in the event Buyer withdraws any Gas stored by it or on its behalf at CINGSA (or any other Gas storage facility) in order to address any Seller Shortfall Quantity, Seller shall pay to Buyer, as and when invoiced by Buyer, an amount equal to: (1) all costs to withdraw and transport such Seller Shortfall Quantity to Deliver Points; plus (2)

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all costs incurred by Buyer to purchase Gas as necessary to replace such volumes of Gas withdrawn from storage by Buyer; plus (3) all costs to transport and inject such Gas into CINGSA (or any other applicable Gas storage facility). Buyer shall provide to Seller all information necessary to calculate amounts due from Seller to Buyer (including volume, price, transportations and injections or withdrawal costs (if applicable), and the delivery Day (as applicable) as soon as practicable after acquiring replacement Gas through Cover.

14.3	Seller’s sole remedy for Buyer’s failure to take Gas that Buyer is obligated to take under this Agreement is the payment to Seller by Buyer of an amount equal to the positive difference between (A) the amount that Buyer would have paid hereunder for the Buyer Shortfall Quantity and (B) the amount, if any, received by Seller utilizing the Cover Standard in a contemporaneous replacement sale of such Gas to a third party.

14.4	Any amount payable under this Article 14 shall be payable fifteen (15) Business Days after presentation of the non-defaulting Party’s invoice, which shall set forth the basis upon which such amount was calculated.

14.5	Notwithstanding anything to the contrary herein, any failure of Buyer to meet its obligations to purchase and receive any amount of Gas hereunder shall be an excused failure under this Agreement, and Buyer shall not be in default of this Agreement and Seller shall not have any remedy against Buyer under this Agreement, including under Section 14.3, if Buyer’s failure to purchase and receive such Gas is due to: (A) Buyer being required to purchase electric power from one or more qualifying facilities pursuant to the Public Utilities Regulatory Policies Act of 1978, 3 AAC 50.50.770(a)-(g) or any successor laws or polices; or (B) Buyer being required, pursuant to any federal, state or local law or regulation, to reduce its use of Gas (including, without limitation, as required to meet emissions standards, renewable portfolio standards, or otherwise); provided, that Buyer shall apply such reductions in its Gas purchases proportionately among all Gas supply contracts to which Buyer is a party that permit such reductions. Buyer shall use commercially reasonable efforts to provide Seller with at least 30 Business Days’ prior notice of any reduction pursuant to this Section 14.5; provided, that for the avoidance of doubt the failure to provide such notice shall not affect Buyer’s right to reduce its Gas purchases and Seller shall not have any remedy against Buyer for any such failure to provide notice, including, without limitation, under Section 14.3.

14.6

FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY. A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A

Chugach-Cook Inlet Energy Gas Sale and Purchase Agreement	FINAL

TRANSACTION, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE, EXCEPT THAT NO PARTY SHALL BE LIABLE, UNDER THE INDEMNITY PROVISIONS OF THIS AGREEMENT OR OTHERWISE, TO PAY ANY AMOUNT TO THE OTHER PARTY HERETO TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THAT OTHER PARTY. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

15.	NOTICES

15.1	Except as specifically provided otherwise in Article 7 of this Agreement, all notices and communications under this Agreement (other than Operational Notices as provided in Section 15.2) will be made in writing by certified mail (return receipt requested), facsimile (with confirmation by one of the other means described herein received within two (2) Business Days of receipt of such facsimile), email, or by nationally recognized overnight courier. All such notices will be deemed effective (a) if mailed, on the date indicated on the returned receipt, (b) if delivered personally or by overnight courier, when delivered, (c) if sent by email or by facsimile during the normal business hours of the recipient, on the same Business Day as sent, and (d) if sent by email or facsimile after the normal business hours of the recipient, on the next Business Day following the date of transmission.

Seller

Cook Inlet Energy, LLC

Attn: David Hall

601 W. 5th Avenue

Suite 310

Anchorage, AK 99501

Telephone: (907) 334-6745

Fax: (907) 334-6735

Email: david.hall@cookinlet.net

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Buyer

Chugach Electric Association, Inc.

Attn: Lee Thibert

5601 Electron Drive

Anchorage, Alaska 99518

Phone: (907) 762-4517

Fax: (907) 762-4514

Email: Lee_Thibert@chugachelectric.com

15.2	Any Operational Notice required or permitted to be given to either Party will be given by telephone and confirmed by email, at the telephone numbers and email addresses set forth below (or such other telephone numbers and email addresses as the Parties may designate from time to time by written notice under Section 15.1 and 15.3). Notices given by telephone will be effective immediately and the confirmation by email will be effective as provided in Section 15.1. The Party providing an Operational Notice will attempt to contact the primary contact first. If the primary contact is unavailable to receive notice in a timely manner, the Party providing an Operational Notice will contact the alternate contact.

Seller

Cook Inlet Energy, LLC

601 W. 5th Avenue

Suite 310

Anchorage, AK 99501

Primary Contact:

Mark Slaughter

Commercial Manager

Telephone: (907) 433-3813

Mobile: (907) 632-2474

Fax: (907) 334-6735

Email: mark.slaughter@cookinlet.net

Alternate Contact:

J.R. Wilcox

President

Telephone: (907) 433-3805

Mobile: (907) 310-2637

Fax: (907) 334-6735

Email: jr.wilcox@cookinlet.net

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Billing Contact:

Rene Valery

Accounting Technician

Telephone: (907) 433-3807

Fax: (907) 334-6735

Email: renee.varley@cookinlet.net

Buyer

Chugach Electric Association, Inc.

5601 Electron Drive

Anchorage, Alaska 99518

Primary Contact:

Andrew White

Manager of Fuel Supply and Operations

CEA Fuel Supply Desk (907) 762-4502

Telephone: (907) 762-4577

Mobile: (907) 306-0123

Fax: (907) 561-0027

Email: Andrew_White@chugachelectric.com

Billing Contact:

Marina Casey

General Ledger Accountant

Telephone: (907) 762-4369

Fax: (907) 562-0027

Email: Marina_Casey@chugachelectric.com

15.3	Either Party may designate address changes by formal written notice as provided in Section 15.1.

16.	ASSIGNMENT

16.1	This Agreement is assignable only with the prior written consent of the other Party, which consent will not be unreasonably withheld. A Party may withhold consent if, in its commercially reasonably opinion, the proposed assignee is not financially and technically capable of assuming the assigning Party’s obligations pursuant to this Agreement. No assignment for which written consent has been received will be effective until the assignee agrees in a writing delivered to the non-assigning Party, in a form reasonably satisfactory to the non-assigning Party, to assume and fully perform the liabilities and obligations of the assigning Party under this Agreement.

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16.2	This Agreement is binding upon and will inure to the benefit of the Parties and their respective and permitted successors and assigns.

17.	GOVERNING LAW AND DISPUTE RESOLUTION

17.1	Governing Law. This Agreement is governed by and interpreted under the laws of the State of Alaska, without regard to its choice of law rules.

17.2	Resolution of Disputes. The Parties shall exclusively and finally resolve any Dispute between them using direct negotiations and/or non-jury trials, all as set out in this Article 17. A Party who violates this Article 17 shall pay all reasonable legal, expert and court fees and costs incurred by the other Party in any suit, action, or proceeding to enforce this Article 17. While the procedures in this Article 17 are pending, each Party shall continue to perform its obligations under this Agreement, unless to do so would be impossible or impracticable under the circumstances.

17.3	Direct Negotiations. If a Dispute arises, a Party shall initiate the resolution process by giving notice setting out in writing and in detail the issues in Dispute and the value of the Claim to the other Party. If a Party refuses to toll all applicable statutes of limitations and defenses based upon the passage of time while the proceedings in this Section 17.3 are pending, the other Party may file a court proceeding under Section 17.4 in an attempt to preserve its Claim and such proceeding shall be stayed by the arbitrator or arbitrators after appointment so that the Parties may continue efforts to resolve this Dispute as set out in this Section 17.3. A meeting between the Parties, attended by individuals with decision-making authority, must take place within twenty (20) days from the date the notice was sent in an attempt to resolve the Dispute through direct negotiations.

17.4	Trial. If the Dispute is not resolved by mediation within thirty (30) days from the date of the notice requiring direct negotiations, then the Dispute will be resolved by the state or federal courts of Alaska in Anchorage, Alaska. Each Party, to the extent permitted by law, knowingly, voluntarily, and intentionally waives its right to a trial by jury in any action or other legal proceeding arising out of or relating to this Agreement and the transactions it contemplates. This waiver applies to any action or legal proceeding, whether sounding in contract, tort, or otherwise. All reasonable attorneys’ and court fees and costs of both Parties shall be borne by the Party determined by the court to be at fault.

17.5	Enforcement. Proceedings to enforce judgment entered on an award may be brought in any court having jurisdiction over the person or assets of the non-prevailing Party. The prevailing Party may seek, in any court having jurisdiction, judicial recognition of the award, or order of enforcement or any other order or decree that is necessary to give full effect to the award.

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18.	MISCELLANEOUS

18.1	This Agreement is made for the sole benefit of the Parties and their respective successors and permitted assigns. The Parties do not intend to create, and this Agreement will not be construed to create, by implication or otherwise, any rights in any other person or entity not a Party to this Agreement, and no such person or entity will have any rights or remedies under or by reason of this Agreement, or any right to the exercise of any right or power hereunder or arising from any default hereunder.

18.2	This Agreement is the entire and complete agreement between the Parties regarding the sale of Gas as described herein. Any prior agreements or understandings, oral or written, are superseded and replaced by this Agreement. This Agreement may not be amended except in a writing duly executed by the Parties.

18.3	Waiver of any default under this Agreement will not act as a waiver of any other or future default.

18.4	Each Party acknowledges and agrees that it has participated in the drafting of this Agreement and has had the opportunity to consult with legal counsel and any other advisors of its choice to its satisfaction regarding the terms and provisions of this Agreement and the results thereof. As a result, the rule of construction that an agreement be construed against the drafter will not be asserted or applied to this Agreement.

18.5	The execution and performance of this Agreement is not intended by the Parties to create and will not be construed to create any partnership or business association between the Parties.

18.6	The headings in this Agreement are for the convenience of the reader only. The headings are not part of this Agreement and do not purport to and will not be deemed to define, limit, or extend the scope or intent of the article or section to which they pertain.

18.7	Each Party represents and warrants to the other Party that it has the legal authority to enter into and perform this Agreement and each obligation assumed by such Party under this Agreement.

18.8	This Agreement may be executed by the Parties in any number of counterparts and on separate counterparts, including electronic transmittals, each of which when so executed will be deemed an original, but all such counterparts, when taken together, will constitute but one and the same Agreement. In the event one Party executes the Agreement, and the other Party does not execute the Agreement within ten (10) days of the first Party’s execution, the execution of the Agreement by the first Party will be deemed null and void.

18.9	No Party, nor any director, employee, or agent of a Party will give to or receive from any Party or any director, employee, or agent of the other Party any

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commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this Agreement. Each Party will promptly notify the other Party of any violation of this section, and any consideration received by a Party as a result of such violation will be paid over or credited to the other Party. Each Party, or its designated representative(s), may audit any and all records of the other Party as provided in Section 7.5 for the sole purpose of determining whether there has been compliance with this section.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Gas Sale and Purchase Agreement effective as of the Effective Date.

SELLER: COOK INLET ENERGY, LLC		BUYER: CHUGACH ELECTRIC ASSOCIATION, INC.

Signature:		Signature:

/s/ David Hall		/s/ Bradley Evans

Name:	David Hall	Name:	Bradley Evans

Title:	CEO	Title:	CEO

Date:	August 20, 2013	Date:	September 26, 2013

[Signature Page to Cook Inlet Energy-Chugach Gas Sale and Purchase Agreement]

EXHIBIT A

TRANSACTION CONFIRMATION

This Transaction Confirmation is subject to the Gas Sale and Purchase Agreement

between Seller and Buyer, dated                     .

SELLER: Cook Inlet Energy, LLC	BUYER: Chugach Electric Association, Inc.

Attn:	Attn:
Phone:	Phone:
Fax:	Fax:

CONTRACT YEAR:

Contract Year:
Transaction Start Date:	Transaction End Date:

GAS PRICE:

    Base Price:                    $/Mcf

    Swing Price:                  $/Mcf

GAS QUANTITY:

    Base Gas Quantity:

        Firm:                  Mcfpd        Interruptible:                  Mcfpd

    Swing Gas Quantity:

        Firm:                  Mcfpd        Interruptible:                  Mcfpd

DELIVERY POINTS:

SPECIAL CONDITIONS:

Seller:	Buyer:

By:	By:

Title:	Title:

Date:	Date: